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                                                                   EXHIBIT 10.13



TESSERA CONFIDENTIAL

                                  TESSERA, INC.

               WAVE(TM) PACKAGE DEVELOPMENT AND LICENSE AGREEMENT

       This WAVE Package Development and License Agreement (hereinafter "Agreement") is entered into as of this 4th day of November, 1999 (hereinafter "WAVE Effective Date"), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA and the Tessera Affiliates (hereinafter referred to as "Tessera") and Mitsui High-tec, Inc., a corporation organized under the laws of Japan, having a principal place of business at 10-1, Komine 2 Chome, Yahatanishi-ku, Kitakyushu, 806 Japan and the Licensee Affiliates (hereinafter referred to as "Licensee"). Tessera and Licensee are sometimes collectively referred to as the "Parties" or singularly as a "Party" herein.

                                     Scope:

       WHEREAS, Licensee is a subcontract integrated circuit ("IC") package assembler providing high volume package assembly and test services to IC manufacturing companies and systems assembly customers and has an earlier executed TCC License with Tessera that specifically excludes an area of packaging referred to as "Batch Technology." Licensee represents that it is not in breach of the terms of such earlier TCC License; and

       WHEREAS, Tessera and Licensee desire to work together to better develop and refine device structures, processes, and manufacturing equipment for a specific type of IC package made using WAVE Technology, referred to herein as a WAVE Package, and to jointly develop detailed package and equipment specifications for the volume manufacturing of such WAVE Packages. The Parties agree that time is of the essence for this goal and that competitive pricing is a fundamental requirement for the broad acceptance and commercialization of such IC packages. Tessera and Licensee therefore further desire to reduce the cost of manufacturing WAVE Packages; and


       WHEREAS, after the Development Period for the WAVE Package structures and manufacturing processes, Licensee desires to license such WAVE Technology from Tessera and to offer competitively priced volume assembly of such WAVE Packages to support industry acceptance of the package type. Licensee further agrees to make a good faith effort to preferentially promote, market and sell (as set forth below) such WAVE Packages and systems made with such packages with Tessera on a world-wide basis with an aim of making such WAVE Package a de facto packaging standard by gaining industry-wide acceptance and fostering the rapid growth of an infrastructure of materials suppliers, and of assembly, burn-in, and test equipment. Further, Tessera will seek to expand the package applications for the WAVE Packages by licensing the technology to other companies to support such industry wide growth, subject to the exclusivity provisions below; and

       NOW, THEREFORE, the Parties hereto agree as follows:

       I. SUPPLEMENT TO THE AGREEMENT. This Agreement replaces or supplements certain provisions of the Limited TCC License Agreement executed by the Parties having an Effective Date of July 22, 1996 and all written and executed formal amendments thereto made prior to the WAVE Effective Date (referred to herein collectively as the "TCC License"). All provisions in this Agreement are therefore incorporated within the TCC License. In the event any of the provisions of this Agreement and the TCC License conflict, the provisions contained in this Agreement shall supersede such conflicting provisions in the TCC License.

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TESSERA CONFIDENTIAL

       II.    Definitions.


       As used herein, the following terms shall have the following meaning:

       A. The term "Related Patents" means issued re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents therefor in all countries of the world.

       B. The term "WAVE Technology" means any method or result of U.S. Patent Number 5,518,964 and Related Patents for the manufacture of products using a wide area vertical expansion method for forming elements within the product.

       C. The term "WAVE Package" means any single IC or wafer level IC package made with WAVE Technology. The term "Single Chip WAVE Package" means a WAVE Package made by using WAVE Technology to assemble individual IC die. The term "Wafer Level WAVE Package" means WAVE Packages that may be made by using WAVE Technology to package unitary undiced IC wafers. WAVE Packages are a type of Batch Technology and a subset of TCC.

       D. The term "Licensee WAVE Improvements" means structural derivatives, improvements, modifications, or enhanced specifications relating to the WAVE Technology or incorporated in a WAVE Package. Licensee WAVE Improvements further include improved processes or manufacturability relating to WAVE Technology or improved cost of manufacturing or changes to materials in a WAVE Package.

       F. The term "Standards" means those minimum standards as set forth in Attachment C pursuant to which Licensee may sell any WAVE package (under the terms of this Agreement) or TCC package (under the terms of the TCC License) under a WAVE Mark or a Mark, respectively.


       G. The term "Licensee Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Licensee. A company shall be considered a Licensee Affiliate only so long as such majority ownership or control exists. Licensee shall be ultimately responsible for the actions of the Licensee Affiliates pursuant to this Agreement. The term "Licensee Affiliate" supercedes all references to the term "Affiliate" in the TCC License where such references refer to Affiliates of Licensee.

       H. The term "Tessera Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists. Tessera shall be ultimately responsible for the actions of the Tessera Affiliates pursuant to this Agreement. The term "Tessera Affiliate" supercedes all references to the term "Affiliate" in the TCC License where such references refer to Affiliates of Tessera.

       I. The term "WAVE Equipment" as used herein means equipment, detailed process and equipment specifications developed by Tessera, Licensee or Tessera and Licensee jointly for the manufacture (assembly and/or test) of WAVE Technology products, more specifically WAVE Equipment covers any equipment, processes and know-how relating to the manufacture of Single Chip WAVE Packages and Wafer Level WAVE Packages.

       J. The term "First Development Period" means the time period between the WAVE Effective Date and the date that: (1) a volume manufacturing line or lines installed in Licensee's factory capable of producing [*] ([*]) Rambus RDRAM memory type Single Chip WAVE Packages per month at a total cumulative yield or [*] or more on three separate consecutive sample lots (or another

* Certain information on this page has been omitted and filed
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yield as mutually agreed to by the Parties in a signed writing); and (2) any know how or process for the WAVE Equipment is available to third party equipment vendors for sale of such equipment to Tessera, Licensee or any other Tessera WAVE licensee. The time period of the First Development Period shall not exceed a one (1) year period.

       K. The term "Second Development Period" means the Parties' mutually agreed upon start date after the end of the First Development Period and the date that: (1) a volume manufacturing line or lines installed in Licensee's factory capable of producing [*] ([*]) Rambus RDRAM memory type wafer level packages per month at a total cumulative yield of [*]% or more on three separate consecutive sample lots (or another yield as mutually agreed to by the Parties in a signed writing); and (2) any know how or process for the WAVE Equipment is available to third party equipment vendors for sale of such equipment to Tessera, Licensee or any other Tessera WAVE licensee. As of the WAVE Effective Date, it is the good faith intention of the Parties that the wafer level package of choice will be a Wafer Level Wave Package; however, prior to or during the Second Development Period, the Parties may mutually decide, in a signed writing, that such wafer level development will include or embody other package structures. The time period of the Second Development Period shall not exceed a one (1) year period.

       L. The term "Billable Pin" means any electrical connection to an IC bond pad made or contained in any TCC package licensed hereunder.

       III. FURTHER DEVELOPMENT OF WAVE(TM) PACKAGES.

       A. Refinement of WAVE Packages. During the First and Second Development Periods, Tessera and Licensee agree to work together in good faith to jointly refine, identify, prioritize, and specify WAVE Package designs, materials, processes, and related WAVE Equipment for the purpose of the commercialization of such WAVE Packages based upon Tessera's WAVE Technology. During each such Development Period, Tessera and Licensee agree to the following:

              1.     Parallel Development.

                     a. Documentation. As soon as possible, but no later than thirty (30) days, after payment of the License Fee in section V.A., Tessera will transfer to Licensee substantially all relevant Single Chip WAVE Package technical information and know-how. As soon as possible, but no later than thirty (30) days, after the end of the First Development Period, Tessera will transfer to Licensee Wafer Level WAVE Package technical information and know-how. Such technical information and know-how may include, without limitation, material specifications, current best method of manufacture and assembly, tooling specifications, design methods, techniques, know-how, process data, yields, reliability data, and other Tessera engineering data and test results reasonably needed by Licensee to exercise the rights, licenses and privileges of the licenses granted hereunder.

                     b. Training & Definition of Specifications. As soon as possible, but no later than thirty (30) days, after payment of the License Fee in section V.A. and as soon as possible, but no later than thirty (30) days, after the initiation of the Second Development Period, Tessera will make certain of its qualified engineering staff available at its San Jose facilities for joint activities with Licensee's engineers, as may be necessary in accordance with mutual agreement to successfully complete the transfer of Single Chip WAVE Package information ("Single Chip Training") and the Wafer Level WAVE Package information ("Wafer Training"), respectively. Notwithstanding, unless otherwise agreed to in a writing signed by both Parties, the Single Chip Training shall not extend beyond a three (3) week consecutive period and the Wafer Level Training shall not extend beyond a one (1) week consecutive period. Tessera shall have sole control over the number of its engineers and method of instruction during these training periods. Further, during


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this initial training time period, the Parties shall mutually define the development requirements to make the applicable WAVE Packages manufacturable at the best cost and best reliability reasonably practical.

                     c. On-going Joint Activities. After the applicable training set forth in section III.A.1b., above,

                            i.     Tessera will continue its WAVE Package
development work and Licensee will initiate the applicable WAVE Package development work in each Party's respective facility; and

                            ii.    The Parties will agree upon at least one
common die design and WAVE Package design for the First and Second Development Period to facilitate correlating and validating of assembly and testing of the WAVE Packages; and

                            iii.   The Parties will divide and allocate the
responsibilities for the development requirements defined in the Single Chip and Wafer Level WAVE Training in order to expedite the development of such development requirements; and

                            iv.    Each Party agrees to meet for telephone
conferences at set days and times each week to discuss the progress of such development requirements. Prior to such telephone conferences, each Party will fax or email to the other Party an English language weekly progress report and agenda of the discussion items for the meeting; and

                            v.     Each Party will alternate sending up to five
(5) engineers to the other Party's facility every two (2) weeks for one (1) week time periods (or as otherwise mutually determined by the Parties in a signed writing) until the specific Development Period is over. The visiting engineers will be restricted to the designated work areas in which the WAVE Package development is being performed, but will have freedom to move around within such work areas and shall have reasonable access to information, facilities and equipment necessary to expedite the development of the WAVE Packages pertinent to the corresponding Development Period;

                            vi.    Any prototype Wave Equipment required shall
be mutually identified and the Parties shall agree upon specifications. Such prototype WAVE Equipment shall then either be (a) ordered from a third party equipment vendor, or (b) manufactured by Licensee. For all prototype WAVE Equipment manufactured by Licensee, Tessera shall have the option to purchase one fully functional piece of such prototype equipment at Licensee's actual material cost (including the cost of any third party subassemblies incorporated in the equipment) plus one half (1/2) of Licensee's actual labor cost (not including development costs and costs associated with administrative overhead such as sales and marketing). If Tessera exercises this option for such prototype WAVE Equipment, Licensee agrees that Licensee will make and deliver such prototype WAVE Equipment at the earliest possible time for Tessera's continuing development efforts. For all actual manufacturing ready WAVE Equipment manufactured by Licensee, Licensee shall make one fully functional piece of WAVE Equipment available to Tessera at Tessera's request. All Tessera WAVE Equipment orders for manufacturing ready WAVE Equipment after the first such order shall be discussed by the Parties and built for Tessera by Licensee on a best efforts basis. For all such orders of manufacturing ready WAVE Equipment, Tessera shall pay Licensee one hundred and ten percent (110%) of the actual manufacturing cost of the WAVE Equipment upon delivery of such equipment to Tessera's San Jose facility, including reasonable labor and materials and depreciation cost but excluding development costs and costs associated with administrative overhead (such as sales and marketing).

              2. Development of Single Chip WAVE Packages. During the First Development Period, Tessera and Licensee hereby agree as a first priority and initial task to begin by jointly developing a die attach and reflow process and WAVE Equipment for accurate high volume placement and joining of individual IC chips to the leads in package substrates, embodied in a machine referred to as "Single Chip WAVE Equipment." Tessera shall provide Licensee with substantially all relevant seed technical information including initial design concepts and specifications for such Single Chip WAVE Equipment. Tessera and Licensee shall then modify such specifications and mutually agree on the design of such equipment, as set forth in section III.1., above ("Parallel Development"). The Single Chip WAVE Equipment shall be delivered to Tessera's San Jose facilities at the earliest practicable time. After the


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Parties are mutually satisfied with the Single Chip WAVE Equipment and the process therefor, the Single Chip WAVE Equipment shall be integrated into a high volume manufacturing line process flow. The Parties will mutually agree upon the composition of such volume manufacturing line necessary to produce Single Chip WAVE Packages.


              3. Development of Wafer Level WAVE Packages. Immediately upon the end of the First Development Period, the Parties will discuss the development time line and milestones for the Second Development Period. During the Second Development Period, Tessera and Licensee hereby agree as a first priority to begin specifying and developing processes and machinery necessary to manufacture high volume Wafer Level WAVE Packages, embodied in at least one machine referred to as "Wafer Level WAVE Equipment." Tessera and Licensee shall develop jointly agreed upon specifications and mutually agree on the design of such equipment, as set forth in section III.1., above ("Parallel Development"). The Wafer Level WAVE Equipment shall be delivered to Tessera's San Jose facilities at the earliest practicable time. After the Parties are mutually satisfied that the Wafer Level WAVE Equipment and the process therefor, the Parties will agree on an implementation strategy for building a Wafer Level WAVE Package manufacturing line.

              4. Costs for the WAVE Package Refinement. Each Party shall bear its own costs and expenses, nonexclusively including costs and expenses for manpower, material, facilities, and travel (airline, food and lodging) for the development of the WAVE Packages and processes therefor.

              5. Testing. Both Parties will share in the expenses of testing the WAVE Packages equally. Each Party will perform roughly equivalent types and amounts of testing at their respective facilities and will share the data received from such testing with the other Party openly.

              6. Transferability of WAVE Equipment. The Parties agree that any WAVE Equipment which is manufactured by Licensee or a third party may only be used, transferred or sold to Tessera, Licensee or other Tessera WAVE Package Licensees for use to manufacture WAVE Packages for which Tessera receives a royalty.

       B. Customers During Development Periods. Since Licensee will not be licensed to the specific embodiments of WAVE Packages until after the respective Development Periods, any customers for embodiments of such WAVE Packages will be served by Tessera out of Tessera's San Jose facility or supplied for Tessera by Licensee under a mutually agreeable subcontract IC packaging agreement; however, Licensee may discuss issues related to the manufacturing of the WAVE Packages with customers during the respective Development Periods. Tessera and Licensee agree to work together in good faith to jointly identify major customers for WAVE Packages and to concentrate their mutual developmental efforts to meet such customers' packaging needs. During the respective Development Periods, either Party may discuss the associated WAVE Packages with potential customers; however, since Licensee's license grant does not vest until after the end of the associated Development Period, Licensee must request approval from Tessera for such a customer inquiry. Tessera agrees not to unreasonable withhold such approval. Licensee may not, however, actually ship parts directly to such potential customers during the associated Development Periods. In the absence of such customer guidance, Tessera and Licensee agree to work together to develop several standardized WAVE Packages including at least packages for popular memories (Flash, RDRAMs, SDRAMs) and moderate pin count DSPs and ASICS.

       C. Limited Exclusivity in First Development Period. Tessera will not enter into WAVE Package development with another merchant market subcontract package assembler during the First Development Period for the Single Chip WAVE Packages or the Wafer Level WAVE Packages and processes being developed therefor. At the end of such First Development Period, Tessera shall be free to work with any third party company on WAVE Packages and such developed technology. Notwithstanding

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the terms of this section III.C., the term of exclusivity shall not extend beyond six (6) months from the start of the First Development Period. Further, this provision does not apply to semiconductor companies or other third parties not in competition with Licensee's subcontract IC package assembly business.

       IV.    LICENSE RIGHTS.

       A. Single Chip WAVE License Grant. Effective immediately upon the end of the First Development Period and subject to the terms and conditions set forth herein, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's payment (when due) of the fees and royalties stated herein, Tessera hereby grants Licensee a world-wide, non-exclusive, non-transferable, nonsublicensable, limited license to the WAVE Technology and associated technical information for Licensee to manufacture, use, market or sell Single Chip WAVE Packages. Licensee specifically is not granted any "have made" rights which would allow Licensee to have companies that are not Licensee Affiliates package and/or assemble ICs into Single Chip WAVE Packages for Licensee.

       B. Wafer Level WAVE License Grant. Effective immediately upon the end of Second Development Period and subject to the terms and conditions set forth herein, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's payment (when due) of the fees and royalties stated herein, Tessera hereby grants Licensee a world-wide, non-exclusive, non-transferable, non-sublicensable, limited license to the WAVE Technology and associated technical information for Licensee to manufacture, use, market or sell Wafer Level WAVE Packages. Licensee specifically is NOT granted any "have made" rights which would allow Licensee to have companies that are not Licensee Affiliates package and/or assemble ICs into Wafer Level WAVE Packages for Licensee.

       C. No Implied License. Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee or the Licensee Affiliates, successors or assigns or any third parties an implied license under any patent owned by Tessera other than the WAVE Technology Patents for the manufacture, use and sale of WAVE Packages (as defined above). Specifically, other types of Batch Technology are excluded from this Agreement.

       D. WAVE Trademark Use. Licensee acknowledges Tessera's ownership of the following trademarks: WAVE and W.A.V.E. (hereinafter "WAVE Marks"). Subject to Licensee's agreement and compliance with the other provisions of this Agreement including all attachments hereto, and Licensee's payment of the fees and royalties stated herein, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable limited license to use the WAVE Marks to identify and distinguish Licensee's royalty bearing WAVE Packages that are sold by Licensee under this Agreement, so long as Licensee agrees that it will do nothing inconsistent with Tessera's ownership of such WAVE Marks and that all use of the WAVE Marks by Licensee: (1) shall inure to the benefit of and be on behalf of Tessera; (2) shall be used solely for identifying and distinguishing the royalty bearing WAVE Packages that are manufactured, marketed and sold by Licensee that meet the minimum criteria set forth in Attachment C; and (3) shall follow the other guidelines of this section. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement. Licensee shall further acknowledgement of Tessera's ownership of such Marks in documentation, internet web pages, articles and promotional material; to wit, each such use shall contain the following text: "______(List of the WAVE Marks used in the promotional item) are trademarks of Tessera, Inc." or a suitable variant thereof to account for a singular use of one or more of the WAVE Marks.

       V.     FEE AND ROYALTIES.

       A. WAVE Package Transfer and License Fee. As consideration for the transfer of WAVE Package technical information (as set forth in section III.), license rights (as defined in sections IV.A. &

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IV.B.), and other privileges of this Agreement, Licensee shall pay to Tessera a fee equal to [*] US DOLLARS (US$[*]) within thirty (30) days of the WAVE Effective Date.

       B. WAVE Package Royalty. In addition to the WAVE Package, Transfer and License Fee set forth in section V.A., Licensee shall pay a running royalty of [*] (US$[*]) per Billable Pin for WAVE Packages made by Licensee hereunder, whether sold, transferred or used internally. This WAVE Package Royalty shall be paid by Licensee to Tessera four times annually as set forth in section VI. et.seq. of this Agreement. Notwithstanding, no running royalty need be paid for scrap or defective WAVE Packages (which are not sold, transferred or used internally) or for experimental or test WAVE Packages for which Licensee receives no payment of any kind from a third party and for which Licensee does not transfer to a third party.

       C. Incentive Based Royalty Reductions. At any time after one (1) year from the WAVE Effective Date and so long as Licensee has actually shipped and paid royalties to Tessera for WAVE Packages totaling at least [*] ([*]), Billable Pins, the royalty due Tessera from Licensee for WAVE Packages under section V.B. may be reduced to [*] (US$[*]) per Billable Pin for WAVE Packages made by Licensee hereunder, whether sold, transferred or used internally.

       D. Most Favored WAVE Package Royalty. As of the WAVE Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with another similarly situated licensee whereby such licensee receives identical rights, privileges, terms and conditions as contained in this Agreement, shall be on royalty rate terms no more favorable to such other licensee than the royalty terms set forth in this Agreement. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and Tessera Affiliates; (ii) cross-license or other agreements under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement;
(iii) agreements with governmental or educational agencies; and (iv) agreements in settlement of litigation. In the event that Tessera grants another such otherwise identical license having better royalty terms than the royalty terms set forth in this Agreement, Tessera shall promptly notify Licensee of the financial terms of such other license. Upon notice by Licensee, given within 30 days after such notice by Tessera, this Agreement shall be amended to substitute all of the royalty terms of such other license for the royalty terms of this Agreement, provided that (a) Licensee must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera's rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

       E. WAVE Co-Development Fee. As consideration for Licensee's efforts to commercialize WAVE Packages, Tessera shall pay to Licensee a fee equal to [*] US DOLLARS (US$[*]) over the next two (2) year period, as follows:

              1. First year. For one full year starting on the WAVE Effective Date, Licensee's royalties under paragraph V.B., above, shall be reduced by [*] PERCENT ([*]%) to a running royalty of [*] (US$[*]) per Billable Pin for WAVE Packages. After the first anniversary of the WAVE Effective Date, this paragraph V.E.1 shall terminate and Licensee shall pay royalties as set forth in paragraph V.B.

              2. Second Year. Tessera shall pay any remaining amount of the US$[*] WAVE Co-Development Fee not paid to Licensee in the first year after the WAVE Effective Date, as provided for in paragraph V.E.1., to Licensee in four equal quarterly installments starting from the first anniversary of the WAVE Effective Date.


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       F.     Royalty Adjustments. In making the royalty payments due Tessera,
Licensee may subtract from royalty payments any preceding royalty payments for defective royalty bearing TCC packages or WAVE Packages that are returned to Licensee from Licensee's customers ("Royalty Adjustment"). However, if at any time such defective TCC packages or WAVE Packages are resold by Licensee, Licensee shall pay a royalty to Tessera for such resold TCC packages or WAVE Packages, as set forth in this Agreement. Before a Royalty Adjustment can be so subtracted, Licensee must have originally paid a royalty on the particular returned TCC package or WAVE Package. All Royalty Adjustments must be specified with the information set forth in Attachment B and Attachment C hereto.

       VI.    LICENSEE REPORTS AND PAYMENT.

       A. Fees. Any fees or royalties due hereunder pursuant to this Agreement or to the TCC License shall be paid in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name:
Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift
Code: UBLAUS66, or such other account as Tessera may designate in writing. Payments shall be considered to be made as of the day on which they are received in Tessera's designated account.

       B. Quarterly Royalty Payments. Beginning on the WAVE Effective Date, royalties under this Agreement and under the TCC License shall be calculated and paid in full in quarter annual payment periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty payment, Licensee shall deliver a written report (as shown in Attachments B and C, as applicable) describing the basis upon and containing the information sufficient to determine the royalties due Tessera for the applicable payment period. All payments under this section shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: UBLAUS66, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of such reports from Licensee to Tessera under this section shall be made within thirty (30) days from the end of each such quarter annual payment period and shall be considered to be made as of the day on which such payments are received in Tessera's designated bank account.

       VII. RIGHT TO PURCHASE. Licensee agrees to use best efforts to negotiate in good faith a reasonable subcontract assembly agreement to meet Tessera's capacity requirements for any WAVE Packages that Tessera may from time to time wish to have manufactured in the course of its own business having at least the terms set forth in this section, below. Licensee agrees to provide Tessera with most favored customer manufacturing time periods ("turn around times") and allocations of capacity. Licensee further agrees that the price Licensee charges Tessera for any WAVE Packages it manufactures for Tessera under a subcontract assembly agreement shall not to exceed the lowest price offered or paid commercially for such WAVE Packages, but in no event will Licensee's price to Tessera for such WAVE Packages be higher than one hundred and ten percent (110%) of Licensee's actual manufacturing cost, including reasonable labor, materials, and equipment depreciation costs but excluding development costs and costs associated with administrative overhead (such as sales and marketing).

       VIII.  IMPROVEMENTS.

       A. Tessera Improvements. During the term of this Agreement, Tessera will make available at no charge WAVE Package improvements which have been reduced to practice including changes and modifications in Standards, methods, materials and specifications relating to WAVE Packages so long as such improvements do not require any training of Licensee's personnel or other substantial cost of transfer. Additional engineering support beyond the First and Second Development Periods may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US$[*] per support engineer, plus reasonable air travel and hotel charges. Notwithstanding the


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foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law. Notwithstanding any provision to the contrary, Tessera shall not be under any obligation to transfer or disclose actual patent applications or related documents to Licensee.

       B.     Licensee Improvements.

              1. During Development Periods. During the First or Second Development Periods, Licensee hereby grants to Tessera a world-wide, fully-paid, non-exclusive, sublicensable, non-transferable, perpetual, right to use the applicable Licensee WAVE Improvements and Licensee's Patents covering any inventions conceived of during the First or Second Development Period of this Agreement to manufacture, have manufactured, use or sell products. Notwithstanding, Tessera shall not have the right to sublicense the specific embodiments of WAVE Equipment solely developed by Licensee during the First or Second Development Period. However, Tessera shall have the right to sublicense the manufacturing processes that are solely developed by Licensee and incorporated into such WAVE Equipment during the First and Second Development Periods.

              2. After Development Periods. After the First Development Period, Licensee hereby grants to Tessera a world-wide, fully-paid, non-exclusive, non-sublicensable, non-transferable, perpetual, right to use Licensee WAVE Improvements and Licensee's Patents relating in the area of Single Chip WAVE Packages and covering any inventions and equipment conceived of after said First Development Period of this Agreement to manufacture, have manufactured, use or sell products. After the Second Development Period, Licensee hereby grants to Tessera a world-wide, fully-paid, non-exclusive, non-sublicensable, non-transferable, perpetual, right to use any Licensee WAVE Improvements and Licensee's Patents relating in the area of WAVE Technology and covering any inventions and equipment conceived of after said Second Development Period of this Agreement to manufacture, have manufactured, use or sell products.

              3. Notwithstanding any provision to the contrary, Licensee shall not be under any obligation to transfer or disclose actual patent applications or related documents to Tessera.

       C. Immunity for Other Tessera WAVE Licensees. For Licensee WAVE Improvements conceived of after the applicable First or Second Development Period, Licensee agrees to grant to the other WAVE Package licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, non-sublicensable immunity under Licensee's Patents covering any inventions contained in such Licensee Improvements that are discoverable from an examination of the WAVE Packages made by Licensee, and any inventions contained in such Licensee WAVE Improvements to Licensee WAVE Equipment, unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees' patents relating to any improvements developed by such other licensee on similar commercially reasonable terms.


       IX. AUDITS. The following section will be added to the section entitled "Reasonable Audit" in the TCC License.

       A. Standards Audit. Prior to the first shipment of WAVE Packages to a third party by Licensee upon which Licensee intends to bear the Marks under section IV.D. pursuant to this Agreement, Licensee shall provide Tessera with sufficient quantities of such packages to enable Tessera to determine if such packages are in compliance with the Standards. Upon receipt of such packages, Tessera shall promptly perform the tests set forth in Attachment C and provide a written report to Licensee detailing the results of the tests so performed. After the Licensee manufactured WAVE Packages have passed Tessera's testing requirements, Licensee may use the Marks as set forth in section IV.D. To ensure the on-going, future minimum quality and reliability of the TCC packages sold by Licensee under any of the Marks pursuant to

TESSERA CONFIDENTIAL

this Agreement, Tessera shall have a right to perform the tests set forth in Attachment C at any time during the term of this Agreement upon 60 day written notice by Tessera to Licensee of Tessera's intention to perform such Standards testing. Upon Licensee's receipt of such written notice from Tessera, Licensee shall promptly provide sufficient quantities of TCC packages for such testing. Upon receipt of such packages, Tessera shall promptly perform the tests and provide a written report to Licensee detailing the results of the tests so performed.

       X. PREFERENTIAL MARKETING. After the First and Second Development Periods and upon a demonstration of manufacturability of WAVE Packages, Licensee agrees to use best efforts to preferentially promote, where appropriate, Tessera's WAVE Packages to Licensee's customers over other types of BGA type packages with the intent on making Tessera's WAVE Packages the largest selling and most popular chip scale packages in the IC packaging industry (exclusive of other Tessera packaging technology). The Parties further agree to work together to jointly market WAVE Package services and to support each other's individual marketing efforts hereunder, as mutually agreed by the Parties. Notwithstanding, both Tessera and Licensee shall also have the right to market the WAVE Package services separate from each other; although, Licensee's right to so market shall commence after the First and Second Development Periods for the respective types of WAVE Packages, as defined in sections III.A.2. and III.A.3.

       XI.    TERM AND TERMINATION.

       A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until the expiration of the last to expire of any Tessera Patent. This section supercedes section X.A. and section X.B. of the TCC License.

       B. Termination for Breach. Either party may terminate this Agreement due to the other party's breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party's satisfaction) within sixty (60) days of notice thereof. The Parties acknowledge and agree that a breach of either the TCC License or this Agreement is a breach of the combined total of the TCC License and this Agreement. This section supercedes section X.C. of the TCC License.

       C. WAVE Package Development and License Agreement Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

              1. Licensee's obligation to make fee and royalty payments to Tessera accrued under this Agreement on or prior to expiration or termination, as set forth in section V. et.seq.

              2. Licensee's obligation to submit written reports stipulated in section VI., Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in section VIII, Audits.

              3.     Section V.E., WAVE Co-Development Fee

              4.     Section VII.B., Licensee Improvements

              5.     Section XI, Term and Termination.

TESSERA CONFIDENTIAL

              6.     Section XII, No Invalidity Claim; No Other Warranties

              7.     Section XIII, Indemnity

              8.     Section XIV, Miscellaneous

              XII. NO INVALIDITY CLAIM; NO OTHER WARRANTIES. As of the WAVE Effective Date, Tessera has not received any claim that U.S. patent number 5,518,964 or any Related Patent is not valid or was issued erroneously. Both Tessera and Licensee acknowledge and agree that the rights and licenses, improvements and know-how granted or otherwise provided hereunder are provided to the other Party "AS IS", with no other warranty of any kind. NEITHER PARTY MAKES ANY WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT, except as provided in this section above. Neither Party makes any warranty that the information and rights provided hereunder will be sufficient or yield any particular result.

              XIII. INDEMNITY. This section supercedes section XIV. (Indemnity) of the TCC License.

              A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Licensee's use of Tessera's WAVE Technology, Technology, Patents, Technical Information or other know-how. Notwithstanding, Licensee shall not bear the obligation or expense of defending the validity of any Tessera owned Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera owned Patents.

              B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Tessera's use of Licensee Improvements and Licensee WAVE Improvements. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee owned Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee owned Patents.

              XIV.   MISCELLANEOUS.

              A. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States and of any other country as relevant to each party hereto relating to the export of commodities and technical data. This section supercedes section XVI.H. of the TCC License.

              B. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto. This section supercedes section XVI.E. of the TCC License.

TESSERA CONFIDENTIAL

       IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.


TESSERA, INC.                              MITSUI HIGH-TEC, INC.




By:  /s/ BRUCE MCWILLIAMS                   By:  /s/ A. FUKUI
   ----------------------------------          ---------------------------------

Print Name: Bruce McWilliams                Print Name:  Atsushi Fukui
           --------------------------                  -------------------------
Title:  CEO                                 Title:  Managing Director
      -------------------------------             ------------------------------
Date:   November 5, 1999                    Date:   November 10, 1999
     --------------------------------            -------------------------------